                              RETENTION AGREEMENT


This agreement is entered into as of February 2, 1996, by and between KENETECH Corporation (the "Company" and Mervin E. Werth, an individual currently employed by the Company (the "employee" or "you").

This agreement pays a retention benefit as an incentive for an employee to remain employed through a designated retention period. The Company and the Employee desire to enter into a written employment agreement on the terms set forth below. The parties agree as follows:

                                    Agreement

1.  Retention Payment.

     a. The Company and you have agreed that, if you remain employed by the Company until December 31, 1996, you will receive $125,000, an amount equal to 12 months of your current salary. The full payment will be made on January 2, 1997. The Company will deduct and withhold all Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under the applicable statute or regulation.

     b. If you are offered continued employment with KENETECH or one of its successors, you will receive the full retention payment as described above.

     c. Upon a Change in Control, the Company will be obligated to make the full retention payment on the date described above. "Change in Control" means:

               (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principle purpose of which is to change the State of the Company's incorporation;

               (ii) the  sale,   transfer  or  other   disposition   of  all  or
                    substantially   all  of  the   assets  of  the   Company  in
                    liquidation or dissolution of the Company;

               (iii)any  reverse  merger in which the  Company is the  surviving entity, but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

               (iv) the  acquisition  of more than  fifty  percent  (50%) of the
                    Company's outstanding voting stock pursuant to a tender or exchange offer made by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company).

     d. If you are terminated by KENETECH or one of its successors for a reason other than Termination for Cause, the Company will be obligated to make the full retention payment on your termination date. You will also be eligible for severance benefits applicable to you at the time of your termination. If you are terminated for cause, you will not be paid the retention payment described above not severance benefits. You may be terminated for cause (a "Termination for Cause") if you commit one or more acts of fraud, embezzlement, misappropriation of property or information or engage in any other conduct materially adversely affecting the business reputation of the Company.

     e. If you voluntarily terminate your employment prior to December 31, 1996, you will not receive any portion of the retention payment.

2. Employment Duties. You agree to continue in your employment until December 31, 1996 and to perform in good faith and to the best of your ability all services which may be required of you in your position. You also agree to be available to render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Company's President and Board of Directors. You will devote your full effort to the business and affairs of the Company within the scope of your responsibilities.

3. Health Benefits. Your eligibility for health benefits in not impacted by this Agreement. This Agreement does not provide for benefits continuation beyond your termination date.

4. Ownership Rights and General Employee Obligations. You will continue to be bound by all the terms and provision of your existing Proprietary Information and Inventions Agreement and other agreements with the Company, and nothing in this document will modify or affect your duties or obligations as an executive in the Company.

5. Miscellaneous. The provisions of this Agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and will be construed and interpreted under the laws of the State of California. This Agreement may only be amended by written instrument signed by you and the President.

KENETECH Corporation




By Richard Saunders
President & Chief Executive Officer





Mervin E. Werth